HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION  [7/11/06]

[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  Approximately 10.1% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	4,764
Total Outstanding Loan Balance	$824,187,591*	Min	Max
Average Loan Current Balance	$173,003	$9,973	$1,000,000
Weighted Average Original LTV	79.5%**
Weighted Average Coupon	8.08%	5.47%	14.13%
Arm Weighted Average Coupon	7.94%
Fixed Weighted Average Coupon	8.87%
Weighted Average Margin	6.25%	2.25%	9.99%
Weighted Average FICO (Non-Zero)	628
Weighted Average Age (Months)	3
% First Liens	96.3%
% Second Liens	3.7%
% Arms	84.9%
% Fixed	15.1%
% of Loans with Mortgage Insurance	0.0%

*

Total collateral will be approximately [$850,000,100]

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Top 25 Zip	Loans	Balance	Balance	%	%	FICO
90650	6	2,496,910	0.3	7.86	81.9	695
92562	5	2,347,019	0.3	8.00	77.5	654
92804	6	2,314,435	0.3	7.39	76.1	682
89148	5	2,276,080	0.3	8.11	83.8	642
95023	4	2,155,544	0.3	6.90	77.2	666
92563	6	2,085,657	0.3	7.24	80.1	631
92509	8	2,009,540	0.2	8.09	80.5	649
92503	6	1,950,399	0.2	7.39	73.0	669
93312	5	1,936,191	0.2	7.97	77.5	652
85323	10	1,889,009	0.2	7.45	79.3	646
92337	4	1,781,624	0.2	8.03	80.0	668
93307	10	1,742,939	0.2	7.20	79.3	654
93030	4	1,706,623	0.2	7.75	76.5	676
90006	3	1,663,281	0.2	8.04	74.1	621
33029	3	1,607,042	0.2	8.38	83.0	597
92335	6	1,586,103	0.2	7.27	69.8	655
90003	5	1,578,300	0.2	8.15	80.4	653
95206	6	1,575,204	0.2	7.25	76.9	641
90011	5	1,569,061	0.2	8.15	79.3	628
20744	5	1,559,254	0.2	8.19	76.7	584
95403	4	1,498,742	0.2	8.08	79.9	645
94560	3	1,495,638	0.2	7.46	78.8	680
90044	5	1,483,220	0.2	8.12	78.2	626
89108	10	1,453,998	0.2	7.63	78.3	634
91306	3	1,415,051	0.2	8.26	80.0	620
Other	4,627	779,010,729	94.5	8.10	79.5	627
Total:	4,764	824,187,591	100.0	8.08	79.5	628

*

Note, for second liens, CLTV is employed in this calculation.